EXHIBIT 10.1

INCREMENTAL ASSUMPTION AGREEMENT

INCREMENTAL ASSUMPTION AGREEMENT, dated as of February 7, 2014 (this “Agreement”), among Chrysler Group LLC, a Delaware limited liability company (the “Company”), the financial institutions and other entities party hereto and identified on Schedule 1 hereto, as Incremental Term Lenders (the “Incremental Term Lenders”), and Citibank, N.A. (“Citibank”), as administrative agent (the “Administrative Agent”) under the Amended and Restated Credit Agreement, dated as of June 21, 2013, as amended by the Assignment and Amendment dated as of December 23, 2013 (as amended and in effect prior to the effectiveness of this Agreement, the “Credit Agreement”), among the Company, certain subsidiaries of the Company, as borrowing subsidiaries, the financial institutions and other entities party thereto, in their respective capacities as parties to the Credit Agreement, the Administrative Agent and Citibank, as collateral agent. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.

W I T N E S S E T H:

WHEREAS, the Company, by written notice delivered to the Administrative Agent on January 29, 2014, has requested that, pursuant to Section 2.24 of the Credit Agreement, the Incremental Term Lenders provide Incremental Term Commitments and make Incremental Term Loans on the Incremental Effective Date (in each case, as defined below) to the Company in an aggregate principal amount of US$250,000,000, subject to the terms and conditions set forth herein and in the Credit Agreement;

WHEREAS, each Incremental Term Lender has agreed (a) to provide Incremental Term Loan Commitments to the Company in the amount set forth opposite its name on Schedule 1 hereto (such commitments, the “Incremental Term Commitments”) and (b) to make Incremental Term Loans (such loans, the “Incremental Term Loans”) on the Incremental Effective Date to the Company in an aggregate principal amount not to exceed the Incremental Term Commitment of such Incremental Term Lender, in each case subject to the terms and conditions set forth herein and in the Credit Agreement;

WHEREAS, this Agreement is an Incremental Assumption Agreement entered into pursuant to Section 2.24 of the Credit Agreement;

WHEREAS, in connection with the Incremental Term Commitments, J.P. Morgan Securities LLC (“JPMorgan”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPFS”) and Goldman Sachs Lending Partners LLC (“GS”) will act as Joint Lead Arrangers (collectively, the “Arrangers”); JPMorgan and MLPFS will act as

Syndication Agents; JPMorgan, MLPFS, GS, Morgan Stanley Senior Funding, Inc. (“MSSF”), Citigroup Global Markets Inc., UBS Securities LLC (“UBS”) and Barclays Bank PLC (“Barclays”) will act as Joint Bookrunners; and GS, MSSF, UBS, Barclays, Royal Bank of Canada, Deutsche Bank Securities Inc., Credit Suisse AG, Cayman Islands Branch, The Royal Bank of Scotland plc, Société Générale, Intesa Sanpaolo S.p.A.- New York Branch and Banco do Brasil, acting through its New York Branch, will act as Documentation Agents; and

WHEREAS, the Company intends to use the proceeds of the Incremental Term Loans, together with (a) the proceeds of Permitted Additional First Lien Debt to be incurred under the Pari Passu Term Loan Agreement (as defined below) and the proceeds of an issuance of Additional Senior Second Lien Notes (as defined below) and (b) at the Company’s option, cash on hand, to repay in full the VEBA Notes and to pay fees, commissions and expenses relating to such transactions. The Company shall use any remaining proceeds of such transactions for general corporate purposes of the Company.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereby agree as follows:

1. Incremental Term Facility. (a) Subject to the terms and conditions set forth herein, each Incremental Term Lender agrees, severally and not jointly, to make, on the Incremental Effective Date, an Incremental Term Loan in a principal amount equal to the Incremental Term Commitment of such Incremental Term Lender. No Incremental Term Lender shall be responsible for any other Incremental Term Lender’s failure to fund Incremental Term Loans.

(b) Except as otherwise expressly provided herein, the terms and conditions of the Incremental Term Loans made hereunder shall be identical to the terms and conditions (including the Applicable Rate) applicable to the Tranche B Term Loans outstanding under the Credit Agreement immediately prior to the date hereof. In furtherance of the foregoing, effective as of the Incremental Effective Date, the first sentence of Section 2.11(a) of the Credit Agreement is hereby amended and restated in its entirety to read as follows: “Subject to Section 2.11(c), the Company shall repay Tranche B Term Borrowings on March 31, June 30, September 30 and December 31 of each year, commencing with March 31, 2014, and ending with the last such day to occur prior to the Tranche B Term Loan Maturity Date, in an aggregate principal amount for each such date equal to US$8,141,026, subject to adjustment as provided in Section 2.14.”

(c) Subject to the terms and conditions set forth herein, pursuant to Section 2.24 of the Credit Agreement, and effective as of the Incremental Effective Date, for all purposes of the Credit Documents, (i) the Incremental Term Commitments shall be “Commitments” and “Incremental Term Loan Commitments” under the Credit Agreement, (ii) the Incremental Term Loans made pursuant to the Incremental Term Commitments shall be “Incremental Term Loans”, “Term Loans” and “Tranche B Term

Loans” under the Credit Agreement and shall constitute Loans of the same Class as the Tranche B Term Loans outstanding under the Credit Agreement immediately prior to the making of the Incremental Term Loans, (iii) Borrowings of the Incremental Term Loans shall constitute “Term Borrowings” and “Tranche B Term Borrowings” under the Credit Agreement, including for purposes of Installments due in respect of Tranche B Term Borrowings under Section 2.11(a) of the Credit Agreement and for purposes of mandatory prepayments due in respect of Tranche B Term Borrowings under Section 2.13 of the Credit Agreement, and (iv) each Incremental Term Lender shall be a “Lender” and a “Term Lender” under the Credit Agreement and shall have all the rights and obligations of, and benefits accruing to, a Lender and a Term Lender under the Credit Agreement and shall be bound by all agreements, acknowledgements and other obligations of Lenders and Term Lenders.

(d) It is the intent of the parties hereto that all Incremental Term Loans made hereunder be included in each Borrowing of the Tranche B Term Loans outstanding under the Credit Agreement immediately prior to the Incremental Effective Date on a pro rata basis. Each Incremental Term Loan shall be funded as a Eurodollar Rate Loan on the Incremental Effective Date, and until the end of the Interest Period applicable to the Tranche B Term Loans outstanding under the Credit Agreement immediately prior to the Incremental Effective Date (the “Outstanding Tranche B Term Loans”) (such Interest Period, the “Initial Interest Period”), (i) the Incremental Term Loans shall bear interest from and including the Incremental Effective Date to but excluding the last day of the Initial Interest Period at a rate per annum equal to the Adjusted Eurodollar Rate applicable to the Initial Interest Period with respect to the Outstanding Tranche B Term Loans plus the Applicable Rate for Tranche B Term Loans that are Eurodollar Rate Loans, which rate shall be deemed, for purposes of Section 2.7(a) of the Credit Agreement, to be the rate applicable to the Incremental Term Loans under Section 2.7(a) of the Credit Agreement for the Initial Interest Period, (ii) the initial Interest Period for the Incremental Term Loans shall be deemed to be the remaining term of the Initial Interest Period, and (iii) subject to Section 2.7(d)(ii) and Section 2.9, accrued interest on the Incremental Term Loans shall be payable in arrears on the Interest Payment Date applicable to the Outstanding Tranche B Term Loans for the Initial Interest Period; provided, that notwithstanding clauses (i), (ii) and (iii) above, any conversion or continuation of the Tranche B Term Loans (including the Incremental Term Loans), and the election of any Interest Period therefor, occurring during the Initial Interest Period shall be allocated ratably among the Lenders holding all Tranche B Term Loans (including the Incremental Term Loans).

(e) The Administrative Agent hereby consents to this Agreement and confirms that each Incremental Term Lender not already a Lender under the Credit Agreement immediately prior to the effectiveness of this Agreement is acceptable to the Administrative Agent.

(f) Each Incremental Term Lender, by delivering its signature page to this Agreement on the Incremental Effective Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be delivered to, or to be approved by or satisfactory to, the Administrative Agent or any Class of Lenders on the Incremental Effective Date. Each Incremental Lender acknowledges and agrees that it shall be subject to and bound by the terms of each Credit Document, and shall perform all of the obligations of a “Lender” thereunder.

2. Defined Terms. The following terms shall have the meanings assigned to them below:

(a) “Additional Senior Second Lien Notes” means (a) US$1,375,000,000 in aggregate principal amount of 8% Senior Secured Notes due 2019 and (b) US$1,380,000,000 in aggregate principal amount of 8-1/4% Senior Secured Notes due 2021, in each case issued by the Company and the Co-Issuer Subsidiary pursuant to the Senior Second Lien Notes Indenture on the Incremental Effective Date.

(b) “Incremental Assumption Agreement” means this Incremental Assumption Agreement.

(c) “Incremental Effective Date” shall have the meaning set forth in Section 3 to this Agreement.

(d) “Incremental Effective Date Closing Certificate” means an Incremental Effective Date Closing Certificate substantially in the form of Exhibit B to this Agreement.

(e) “Pari Passu Term Loan Agreement” means the Term Loan Credit Agreement dated as of February 7, 2014 among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent and as collateral agent.

(f) “Transactions” means (i) the execution and delivery by the Company of the Incremental Assumption Agreement and the Pari Passu Term Loan Agreement and each document required in connection therewith, the borrowing of the Loans thereunder, and the performance of its obligations thereunder, (ii) the issuance by the Company and the Co-Issuer Subsidiary of the Additional Senior Second Lien Notes and the performance of their obligations thereunder, (iii) the execution and delivery by the Company and the Co-Issuer Subsidiary of each document required in connection with the Additional Senior Second Lien Notes and the performance of their obligations thereunder, (iv) the repayment in full of the VEBA Notes and (v) the payment of all fees, commissions and expenses in connection with each of the foregoing transactions.

3. Conditions to Effectiveness. This Agreement shall become effective upon the date (the “Incremental Effective Date”) on which all of the following conditions have been satisfied or waived:

(a) Agreement. The Administrative Agent shall have received counterparts of this Agreement, executed and delivered by a duly authorized officer of the Company and each Incremental Lender.

(b) Fees and Expenses. (i) J. P. Morgan Securities LLC shall have received from the Company, for distribution to the Arrangers (as defined in the recitals hereto), the amounts as shall have been separately agreed upon in writing between the Arrangers and the Company in respect of this Agreement and (ii) the Company shall have paid all other fees and amounts due and payable by the Company in connection with this Agreement on or prior to the Incremental Effective Date, including the reimbursement or payment of all actual costs and reasonable expenses (including the reasonable fees, expenses and charges of Cravath, Swaine & Moore LLP) incurred by the Agents and the Arrangers in connection with this Agreement.

(c) The Administrative Agent and the Arrangers shall have received the Incremental Effective Date Closing Certificate.

(d) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent, the Collateral Agent and the Incremental Term Lenders and dated the Incremental Effective Date) of Sullivan & Cromwell LLP, counsel for the Company and the other Credit Parties, covering matters customarily covered by such legal opinion, including with respect to the Incremental Term Loans (and the Company and each other Credit Party hereby instructs such counsel to deliver such opinion to the Administrative Agent).

(e) The Administrative Agent shall have received (i) a certificate of the Company executed by the secretary or assistant secretary of the Company attaching (A) a copy of each Organizational Document of the Company which shall, to the extent applicable, be certified as of the Incremental Effective Date or a recent date prior thereto by the appropriate Governmental Authority, (B) signature and incumbency certificates of the officers of the Company signing this Agreement and the other Credit Documents and certificates executed in connection herewith, (C) resolutions of the board of directors or similar governing body of the Company approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents executed in connection herewith, certified as of the Incremental Effective Date by such secretary or assistant secretary as being in full force and effect without modification or amendment, and (D) a good standing certificate from the applicable Governmental Authority of the Company’s jurisdiction of organization, dated the Incremental Effective Date or a recent date prior thereto, and (ii) such other documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of the Company and the authorization of the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(f) The Company shall have delivered to the Administrative Agent a fully completed and executed Funding Notice to borrow the Incremental Term Loans (i) if the Funding Notice relates to any Eurodollar Rate Borrowings, not later than 12:00 p.m., New York City time, at least three Business Days before the Incremental Effective Date (or, such shorter period of time as may be agreed to by the Administrative Agent) or (ii) if the Funding Notice relates to any Base Rate Borrowings, not later than 12:00 p.m., New York City time, at least one Business Day before the Incremental Effective Date, in each case in accordance with Section 2.1(c) of the Credit Agreement.

(g) The Administrative Agent shall have received a reaffirmation agreement in form and substance reasonably satisfactory to the Administrative Agent, duly executed by each Credit Party, pursuant to which each Credit Party shall acknowledge that the Collateral Documents (other than those set forth in Exhibit A attached hereto, which shall be subject to Section 4 below) to which it is a party will remain in full force and effect after giving effect to this Agreement and the transactions contemplated hereby in accordance with their terms and will continue to apply in respect of the Credit Agreement, as modified hereby, and that the Obligations guaranteed or secured thereunder include all obligations created by this Agreement.

(h) Substantially contemporaneously with the borrowing of the Incremental Term Loans, (A) the Company shall have borrowed loans under the Pari Passu Term Loan Agreement in an aggregate principal amount of not less than US$1,750,000,000, minus the sum of (x) the amount of cash on hand of the Company and its Subsidiaries used to repay a portion of the VEBA Notes and (y) the aggregate principal amount of the Additional Senior Second Lien Notes issued and sold by the Company on the Incremental Effective Date in excess of US$2,700,000,000, and (B) the Company shall have issued and sold the Additional Senior Second Lien Notes in an aggregate principal amount of not less than US$2,700,000,000, minus the amount of cash on hand of the Company and its Subsidiaries used to repay a portion of the VEBA Notes (to the extent not applied pursuant to clause (A) above). To the extent the Company elects to repay a portion of the VEBA Notes with cash on hand of the Company and its Subsidiaries, the amount of such cash so applied shall not exceed US$1,000,000,000.

(i) The Administrative Agent and the administrative agent under the Pari Passu Term Loan Agreement shall have entered into a Permitted Additional First Lien Intercreditor Agreement substantially in the form of Exhibit O to the Credit Agreement.

(j) Substantially contemporaneously with the funding of the Incremental Term Loans, the funding of the loans under the Pari Passu Term Loan Agreement and the receipt of the proceeds of the Additional Senior Second Lien Notes, in each case on the Incremental Effective Date, all principal, premium, if any, interest, fees and other amounts outstanding under the VEBA Notes shall have been repaid, and the Administrative Agent shall have received evidence satisfactory to it that the VEBA Notes shall have been repaid in full.

(k) The Administrative Agent shall have received payment from the Company, for the account of each Tranche B Term Lender holding a Tranche B Term Loan outstanding under the Credit Agreement immediately prior to the Incremental Effective Date, of all unpaid interest on such Tranche B Term Loans accrued to the Incremental Effective Date. The Administrative Agent hereby acknowledges partial satisfaction of interest due to the Lenders on the next Interest Payment Date occurring after the date hereof in the amount of the payment made by the Company pursuant to the immediately preceding sentence.

(l) The Administrative Agent shall have received payment from the Company, for the account of each Incremental Term Lender, an upfront fee (the “Incremental Term Fee”) in an amount equal to 0.125% of the aggregate principal amount of the Incremental Term Loan made by such Incremental Term Lender on the Incremental Effective Date. The Incremental Term Fee shall be payable in immediately available funds and, once paid, such fee or any part thereof shall not be refundable.

(m) At least three days prior to the Incremental Effective Date, the Incremental Term Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act, and that has been requested in writing by the Administrative Agent on behalf of any Incremental Term Lender at least five Business Days prior to the Incremental Effective Date.

The Administrative Agent shall notify the Company and the Lenders (including the Incremental Term Lenders) of the Incremental Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Incremental Term Lenders to make Incremental Term Loans hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived) at or prior to 5:00 p.m., New York City time, on February 7, 2014 (and, in the event such conditions shall not have been so satisfied or waived, the Incremental Term Commitments shall terminate at such time).

4. Post-Closing Deliverables. The Company shall deliver or cause to be delivered to the Collateral Agent each of the items described on Exhibit A attached hereto (the “Post-Closing Deliverables”) (a) within 90 days after the Incremental Effective Date, in the case of any Foreign Pledge Agreement (or amendment or modification to, or reaffirmation or restatement of, any existing Foreign Pledge Agreement) and any Control Agreement (or amendment or modification to, or restatement of, any existing Control Agreement) and (b) within 180 days after the Incremental Effective Date, in the case of any Mortgage (or, in each case, such later date as shall be reasonably acceptable to the Administrative Agent). If any Post-Closing Deliverable with respect to (a) the Equity Interests in any Foreign Pledgee or (b) any

Mortgage is not received and satisfied within such 90-day or 180-day, as the case may be, period, the Borrowing Base will be reduced by the Eligible Value of the Equity Interests in such Foreign Pledgee or the Eligible Value of the related Eligible Real Estate, as the case may be.

5. Company Representations and Warranties. The Company hereby represents and warrants to each Agent and each Incremental Lender, on and as of the Incremental Effective Date, that:

(a) the Company has the power and authority, and the legal right, to execute, deliver and perform this Agreement;

(b) the Company has taken all necessary organizational action to authorize the execution, delivery and performance of this Agreement;

(c) this Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law);

(d) the representations and warranties of the Company and each other Credit Party set forth in the Credit Documents are true and correct (I) in the case of the representations and warranties qualified as to materiality, in all respects and (II) otherwise, in all material respects, in each case both immediately prior to and immediately after giving effect to the Transactions, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty is so true and correct on and as of such earlier date;

(e) no Default or Event of Default has occurred and is continuing, either immediately prior to or immediately after giving effect to the incurrence of the Incremental Term Commitments and the Incremental Term Loans in respect thereof;

(f) none of the Collateral Documents in effect on the Incremental Effective Date will be rendered invalid, non-binding or unenforceable against any Credit Party party thereto as a result of this Agreement. The guarantees created under the Guarantee and Collateral Agreement will continue to guarantee the Obligations (including the Obligations attributable to the Incremental Term Loans) to the same extent as they guaranteed the Obligations immediately prior to the Incremental Effective Date. Subject to Section 4 and except as set forth on Exhibit A attached hereto, the Liens created under the Collateral Documents will continue to secure the Obligations (including such incremental Obligations), and will continue to be perfected, in each case, to the same extent as they secured the

Obligations or were perfected immediately prior to the Incremental Effective Date, and no further document, instrument or agreement, or any recording, filing, re-recording or re-filing of any such Collateral Document or any notice of a Lien created thereby, is required, as a result of this Agreement in order to maintain the effectiveness, perfection and priority of such Liens or to maintain the validity, binding effect or enforceability of such guarantees of the Obligations; and

(g) after giving effect to the incurrence of the Incremental Term Commitments and the making of Incremental Term Loans in respect thereof and the incurrence of Indebtedness under the Pari Passu Term Loan Agreement and the incurrence of Indebtedness under the Additional Senior Second Lien Notes, the Company will be in compliance on a pro forma basis (determined in accordance with Section 1.2(c) of the Credit Agreement) with the covenants set forth in Section 6.1 and Section 6.2 of the Credit Agreement as of the Incremental Effective Date.

6. Amendment to Schedule 1.1A to the Credit Agreement. Pursuant to Section 1.5 of the Credit Agreement, the definition of “Eligible Real Estate” set forth in Schedule 1.1A to the Credit Agreement is amended by deleting the phrase “a sampling of parcels of real estate included in the Mortgaged Properties (with the samples to be agreed between the Company and the Administrative Agent)” and replacing it with the phrase “such Mortgaged Property”.

7. Limited Effect of Agreement. Except as expressly provided hereby, all of the terms and conditions of the Credit Agreement and the other Credit Documents are and shall remain in full force and effect (including the guarantee, security and indemnity obligations of the Credit Parties under the Credit Documents) and are hereby ratified and affirmed in all respects. The provisions contained herein shall not be construed as a waiver or amendment of any provision of the Credit Agreement or any other Credit Documents or for any purpose except as expressly set forth herein or a consent to any further or future action on the part of the Company that would require the waiver or consent of the Lenders. This Agreement shall constitute a Credit Document and an Incremental Assumption Agreement for all purposes under the Credit Agreement and the other Credit Documents.

8. No Novation. This Agreement shall not extinguish the Loans outstanding under the Credit Agreement. Nothing herein contained shall be construed as a substitution or novation of the Loans outstanding under the Credit Agreement, which shall remain outstanding.

9. Arranger Indemnity. The exculpatory, indemnification and other provisions set forth in Section 9.3 of the Credit Agreement shall apply to each of the Arrangers, each other Person named as a joint bookrunner, syndication agent or documentation agent in the recitals hereto and the Related Parties of each of the foregoing as if such Person were named as an “Arranger” or an “Agent” in such Section, and shall apply to their respective activities in connection with the arrangement and syndication of this Agreement and the other Credit Documents and transactions contemplated hereby, as well as all other activities as, or on behalf of, an Arranger, joint bookrunner, syndication agent or documentation agent in respect of this Agreement.

10. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER (INCLUDING ANY CLAIMS SOUNDING IN CONTRACT LAW OR TORT LAW ARISING OUT OF THE SUBJECT MATTER HEREOF AND ANY DETERMINATIONS WITH RESPECT TO POST-JUDGMENT INTEREST) SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK.

11. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

12. Effectiveness. Subject to Section 3 of this Agreement, this Agreement shall become effective when it shall have been executed by the Administrative Agent and there shall have been delivered to the Administrative Agent counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic imaging shall be effective as delivery of a manually executed counterpart of this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective proper and duly authorized officers as of the day and year first above written.

CHRYSLER GROUP LLC

by
/s/ Richard K. Palmer
Name: Richard K. Palmer
Title: Chief Financial Officer and Senior Vice President

[Signature Page to Incremental Assumption Agreement]

CITIBANK, N.A., as Administrative Agent and as a Lender

by
/s/ Matthew S. Burke
Name: Matthew S. Burke
Title: Vice President

[Signature Page to Incremental Assumption Agreement]

SIGNATURE PAGE TO THE INCREMENTAL ASSUMPTION AGREEMENT RELATING TO THE CHRYSLER GROUP LLC CREDIT AGREEMENT

Name of Incremental Term Lender:	JPMORGAN CHASE BANK, N.A.

By
/s/ Gene R. Riego de Dios
Name: Gene R. Riego de Dios
Title: Vice President

                                                            For any Incremental Term Lender requiring a second signature block:

By

Name:
Title:

[Signature Page to Incremental Assumption Agreement]

SCHEDULE 1

TO INCREMENTAL ASSUMPTION AGREEMENT

INCREMENTAL TERM LENDERS

Incremental Term Lender	Incremental Term Commitment	Percent of Total Incremental Term Commitments
JPMorgan Chase Bank, N.A.	$250,000,000	100%

Total	$250,000,000	100%